Exhibit 99.1

SAFEGUARD MEDIA CONTACT:	INVESTOR CONTACT:
Ed Callahan	Kris Block
(610) 293-0600	(610) 293-0600

SAFEGUARD ANNOUNCES FOURTH QUARTER AND YEAR-END RESULTS

Wayne, PA, February 27, 2003 – Safeguard Scientifics, Inc. (NYSE: SFE), a leader in building and operating technology companies, today announced its operating results for the fourth quarter and year-ended December 31, 2002.

“This has been a significant stabilization and transition year,” reports Anthony L. Craig, Safeguard’s President and Chief Executive Officer. “We have reduced the number of our assets, achieved significant monetizations and invested according to our previously stated strategic objectives.”

During the year, Safeguard’s accomplishments included:

•	receiving significant proceeds and reducing the liabilities from monetizing off-strategy assets;

•	increasing ownership in five majority owned companies;

•	acquiring Alliance Consulting for $55 million in cash and the assumption of $5 million in liabilities; and

•	collecting a $63 million tax refund and reducing other potential tax liabilities by an additional $61 million by utilizing capital losses.

Financial Highlights

Safeguard’s consolidated revenue for the fourth quarter of 2002 was $438.8 million, compared with $401.1 million for the fourth quarter of 2001 due primarily to an increase in revenue at CompuCom. For the year ended December 31, 2002, Safeguard’s consolidated revenue was $1.7 billion, compared with $1.9 billion at December 31, 2001, due primarily to an overall decrease in revenue at Compucom.

For the quarter ended December 31, 2002, Safeguard reported a net loss of ($31.2) million, or a diluted loss per share of ($0.27), compared with a net loss of ($62.8) million, or a $(0.54) diluted loss per share in the fourth quarter of 2001. This loss compares with a loss of $(23.3) million, or a diluted loss per share of $(0.20) for the third quarter of 2002. The fourth quarter results for 2002 include an $11.4 million impairment charge relating to the company’s note receivable from Mr. Musser, the former CEO and Chairman.

For the year ended December 31, 2002, Safeguard reported a net loss of ($150.5) million, or a diluted loss per share of ($1.12) before the cumulative effect of a change in accounting principle related to goodwill, compared with a net loss of ($499.1) million, or a ($4.27) diluted loss per share in 2001.

As of December 31, 2002, Safeguard’s cash balance was $125 million and the market value of its ownership of public company marketable securities was $236 million. Safeguard’s cash balance was $114 million and the market value of its public company marketable securities was $187 million as of February 25, 2003.

“During 2002, we generated $106 million in cash, including a $63 million dollar tax refund, put $37 million to work to achieve majority positions in our existing strategic operating companies and used $55 million to acquire Alliance Consulting” noted Chris Davis, Managing Director and CFO. “We believe we are well positioned to continue to effectively execute our business strategy.”

Web Cast

Safeguard will host a Web cast today at 9:00 a.m. ET to discuss fourth quarter 2002 results. You can access the Web cast, which will be accompanied by slides, at the Safeguard Web site at www.safeguard.com. The conference call is also available via a toll-free number. For listen only access, please call the toll-free number 877-818-2521 by 8:55 a.m.

About Safeguard (www.safeguard.com)

Safeguard Scientifics (NYSE:SFE) is an operating company that creates long-term value by focusing on technology-related companies that are developed through superior operations and management support.

Forward-Looking Statements

The statements contained in this press release and attachments that are not historical facts are forward-looking statements that involve certain risks and uncertainties, including risks associated with the uncertainty of future performance of our partner companies, acquisitions of additional partner companies and dispositions of partner companies, additional financing requirements, the effect of economic conditions in the business sectors in which our partner companies operate, our ability to execute our business strategy and other uncertainties described in the Company’s filings with the Securities and Exchange Commission. The Company does not assume any obligation to update any forward-looking statements or other information contained in this press release.

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NOTE TO EDITORS: Safeguard is a service mark of Safeguard Scientifics, Inc.

Safeguard Scientifics, Inc.
Condensed Consolidated Statements of Operations
(unaudited, in thousands except per share amounts)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,

	2002	2001	2002	2001

Revenue	$438,842	$401,105	$1,685,554	$1,925,668
Total operating expenses	446,164	416,554	1,715,789	1,973,202

	(7,322)	(15,449)	(30,235)	(47,534)
Other loss, net	1,680	9,103	(11,724)	(41,332)
Impairment — related party	(11,434)	—	(11,434)	—
Interest, net	(1,494)	(4,669)	(15,825)	(17,795)

Loss before income taxes, minority interest, equity loss and cumulative effect of a change in accounting principle	(18,570)	(11,015)	(69,218)	(106,661)

Income tax (expense) benefit	(2,188)	69	(7,418)	6,842
Minority interest	(671)	(365)	(1,453)	(3,334)
Equity loss	(9,767)	(51,491)	(51,004)	(395,947)

Net loss before cumulative effect of a change in accounting principle	(31,196)	(62,802)	(129,093)	(499,100)
Cumulative effect of a change in accounting principle (a)	—	—	(21,390)	—

Net loss	$(31,196)	$(62,802)	$(150,483)	$(499,100)

Basic loss per share
Prior to cumulative effect of change in accounting principle	$(0.26)	$(0.54)	$(1.10)	$(4.26)
Cumulative effect of change in accounting principle	—	—	(0.18)	—

	$(0.26)	$(0.54)	$(1.28)	$(4.26)

Diluted loss per share
Prior to cumulative effect of change in accounting principle	$(0.27)	$(0.54)	$(1.12)	$(4.27)
Cumulative effect of change in accounting principle	—	—	(0.18)	—

	$(0.27)	$(0.54)	$(1.30)	$(4.27)

Weighted average shares outstanding — basic and diluted	117,961	117,321	117,736	117,290

(a)	We adopted the provisions of SFAS 142, “Goodwill and Other Intangible Assets” which requires that transitional impairment losses for goodwill, and negative goodwill be included as a cumulative change as of January 1, 2002.

Certain prior year amounts have been reclassified to conform to the current year presentation. This reclassification had no effect on net loss.

Safeguard Scientifics, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
	2002	2001

	(unaudited)
Assets
Current Assets
Cash and cash equivalents, restricted cash and short-term investments - Parent	$125,124	$173,903
- Subsidiaries	143,275	132,225
Trading securities	832	205,553
Accounts receivable	179,668	157,661
Income tax receivable	—	62,346
Inventories	30,181	32,084
Prepaid expenses and other current assets	13,045	14,796

Total current assets	492,125	778,568

Property and equipment, net	38,610	59,320
Ownership interests in and advances to affiliates	74,859	132,940
Available-for-sale securities	4,548	4,822
Intangible assets, net	18,580	11,670
Goodwill, net	206,815	159,540
Deferred taxes	1,210	3,240
Other	31,919	42,163

Total Assets	$868,666	$1,192,263

Liabilities and Shareholders’ Equity
Total current liabilities	$249,979	$429,124

Long-term debt	1,998	20,138
Minority interest	130,384	112,746
Other long-term liabilities	14,032	11,579
Convertible subordinated notes (5%, due June 2006)	200,000	200,000

Total shareholders’ equity	272,273	418,676

Total Liabilities and Shareholders’ Equity	$868,666	$1,192,263

Certain prior year amounts have been reclassified to conform to the current year presentation.